Exhibit 10.37

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

PRIVATE INSTRUMENT FOR THE PROVISION OF

WATERWAY TRANSPORTATION SERVICES, EXCLUSIVITY, RECIPROCAL ASSUMPTION OF OBLIGATIONS AND OTHER AGREEMENTS

By this instrument, the Parties:

POTÁSSIO DO BRASIL LTDA, a limited liability company, enrolled with the National Register of Legal Entities of the Ministry of Economy - CNPJ/ME under No. 10.971.768/0001-66, headquartered in the city of Manaus, State of Amazonas, at Rua Rio Iça, No. 310, 1st floor, room 105, Nossa Senhora das Graças, Zip Code 69.053-100, herein represented in the form of its Articles of Organization (“PDB”); and

HERMASA NAVEGAÇÃO DA AMAZÔNIA LTDA, a limited liability company registered in the National Register of Legal Entities of the Ministry of Economy - CNPJ/ME under No. 84.590.892/0001-18, headquartered in the city of Manaus, State of Amazonas, at Avenida Djalma Batista, No. 1661, rooms 1501 and 1502, Chapada, Zip Code 69.050-010, herein represented in the form of its Articles of Organization (“HERMASA”).

PDB and HERMASA when jointly designated, hereinafter “PARTIES” and, when individually and indistinctly designated, hereinafter “PARTY”.

WHEREAS:

I.

PDB is a company in the mining segment, being the holder of 05 (five) mining rights granted by the National Mining Agency - ANM, which, once the respective mining ordinance is published, will enable the Company to carry out mining activities, processing and commercialization of potassium chloride (“PRODUCT”), whose main characteristics are defined in ANNEX I, and, in this matter, PDB is developing a project for the exploration of a sylvinite mine, located in the Municipality of Autazes, State of Amazonas (“PROJECT”);

II.

The PROJECT is an enterprise developed by PDB and, for the time being, is not operational, however PDB, after the accomplishment of studies, analyses and projections of technical character, all of them elaborated in accordance with the best techniques and market practices, concluded that the PROJECT has a reserve with production capacity presented in its PAE - Economic Utilization Plan of up to 2,400,000 (two million four hundred thousand) tons of PRODUCT per year, making up a total quantity of proven reserves in accordance with the Economic Utilization Plan submitted by the National Mining Agency on 12/18/2020 for process 880.407/2008 and on 12/14/2020 for the other processes numbers 880.094/2019, 880.095/2019, 880.096/2019 and 880.097/2019;

III.

The PROJECT under development by PDB contemplates the construction and operation, by PDB, of an industrial park with production capacity of, approximately, 2,400,000 (two million and four hundred thousand) tons of PRODUCT per year, as well as a port terminal, at the margins of Madeira River, in the Municipality of Autazes/AM, for the outflow of the referred production via the Madeira-Amazonas river corridor being certain that the PROJECT’s conception contemplates the best social and environmental practices, seeking to create benefits to the local communities, as well as foreseeing the development of its activities with observance of the highest environmental standards and norms;

IV.

PDB, in the course of the development and operation of the PROJECT, shall obtain and maintain in good standing all licenses and permits corresponding to and applicable to the PROJECT, pursuant to Clause 6a below;

V.

PDB has interest in contracting, since now, some of the necessary and strategic activities to the operation of the PROJECT and, in this matter, the PARTIES initiated negotiations aiming at the provision of certain logistics services (waterway transportation), to be performed by HERMASA to PDB;

VI.

The HERMASA is a Brazilian company of inland navigation, regularly authorized by the National Agency for Waterway Transport - ANTAQ, operating in the segment of logistics and river navigation, notably on waterways of the northern region of Brazil, providing services of logistical character, embodied in the transport of bulk solids, including agricultural commodities and inputs and in that sense agrees to provide such services to PDB (waterway transport), subject to verification of suspensive conditions established in this instrument and other conditions and rules agreed upon in this instrument; and

VII.

PDB also celebrates, on this date, with AMAGGI EXPORTAÇÃO E IMPORTAÇÃO LTDA. (“AMAGGI”), company that integrates the economic group of HERMASA, the Commercial Commitment of Acquisition of Product and Other Agreements, through which, among other agreements, PDB undertakes to sell to AMAGGI undertakes to purchase from PDB, in a binding and irrevocable manner, certain annual volumes of PRODUCT, established therein (“ACQUISITION COMMITMENT”).

Have entered into this Private Instrument of Rendering of Services of Waterway Transport, Exclusivity, Reciprocal Assumption of Obligations and Other Agreements (“CONTRACT”), which shall be governed by the Clauses and conditions set forth below, according to:

CLAUSE 1. OBJECT

1.1.     By this instrument the PARTIES agree, in the terms and conditions set forth herein, the provision of logistics services (waterway transport), by HERMASA to PDB, exclusively during the entire period of validity of this instrument, for (a) the river transport of all the PRODUCT extracted from the mining complex of PDB located in the municipality of Autazes/AM (“AUTAZES MINE” ) and benefited in the PROJECT, subject to the provisions of Clause 1.1.2; and (b) the landing (or transshipment) of the PRODUCT from HERMASA’s vessels, at the port terminals of Porto Velho/RO and Miritituba/PA (the services set forth in items “a” and “b” of this Clause, hereafter jointly and severally, “SERVICES”), all at the prices set forth in Section 2 below, all in accordance with the clauses, obligations and conditions set forth in this CONTRACT.

1.1.1.     Except in the case of spot sales pursuant to Clause 1.1.2, if PDB wants the delivery of the PRODUCT to occur in any other port terminals, including the port terminals of Vila do Conde/PA or Santarém/PA (“ADDITIONAL TERMINAL”), PDB shall send written notification to HERMASA, 18 (eighteen) months in advance of the date intended for delivery of the PRODUCT, informing (“ ADDITIONAL TERMINAL DELIVERY NOTIFICATION”): (i) the port terminal at which it would like the PRODUCT to be delivered; and (ii) the volume of the PRODUCT it would like to be delivered at such port terminal (“FIRST OFFERING RIGHT”).

1.1.1.1.     Within 6 (six) months from HERMASA’s receipt of the ADDITIONAL TERMINAL DELIVERY NOTIFICATION, HERMASA shall present to PDB: (a) (i) a logistical solution, if possible, for the delivery of the PRODUCT to the ADDITIONAL TERMINAL; (ii) the price for the delivery of the PRODUCT to the ADDITIONAL TERMINAL(“FIRST OFFERING PRICE”); and (iii) the term for starting the delivery of the PRODUCT at the ADDITIONAL TERMINAL; (b) without prejudice to the RIGHT OF PREFERENCE and the exclusivity in the SERVICES’ provision set forth in this CONTRACT, indicate to PDB that it does not have, at this time, interest in the transportation of the PRODUCT to the ADDITIONAL TERMINAL (“ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION”). In the event that HERMASA includes in its ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION the logistics solution with the information indicated in item “a” above, HERMASA’s proposal contained in the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION will remain valid for a period of 30 (thirty) days from the receipt of the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION, it being agreed that the silence or untimely exercise of the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION, will be interpreted as a decision not to exercise the FIRST OFFERING RIGHT.

1.1.1.2.     The ADDITIONAL TERMINAL DELIVERY NOTIFICATION and the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION, if accepted, shall be considered, jointly, as valid and binding documents of the PARTIES.

1.1.1.3.     If PDB does not accept HERMASA’s proposal contained in the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION, PDB may seek a logistical solution for delivery of the PRODUCT to the ADDITIONAL TERMINAL from a third party, subject to HERMASA’S PREFERENCE RIGHT provided in Clause 1.1.2.

1.1.1.4.     After the performance of the FIRST OFFERING RIGHT, if PDB obtains, from any third party, a logistic solution for delivery of the PRODUCT at an ADDITIONAL TERMINAL, HERMASA will have the right of first refusal to perform the delivery of the PRODUCT at an ADDITIONAL TERMINAL, provided that: (i) the price offered by the third party is no more than 30% (thirty percent) lower than the FIRST OFFERING PRICE; and (ii) under the same terms and conditions as the TERMS OF THE PROPOSAL (“PREFERENCE RIGHT”).

1.1.1.5.     PDB shall send a written notification (“NOTIFICATION OF PREFERENCE”) to HERMASA, containing: (i) the name and full identification of the third party and the economic group to which it belongs; (ii) the main terms and conditions of the proposal; (iii) the price per ton charged by the third party for carrying out the transportation of the PRODUCT to the ADDITIONAL TERMINAL; (iv) the terms and conditions of payment; (v) the term for carrying out the transportation of the PRODUCT to the ADDITIONAL TERMINAL; (vi) conditions of the third party’s vessels that would transport the PRODUCT; and (vii) other conditions of the proposal, attaching a copy of the proposal (“PROPOSAL TERMS”) and expressing the PDB’s intention to accept the PROPOSAL TERMS.

1.1.1.6.     Within 30 (thirty) days of receipt of the NOTICE OF PREFERENCE, HERMASA must send a notification (“NOTIFICATION OF PREFERENCE RESPONSE”) to PDB stating whether it wishes to exercise its RIGHT OF PREFERENCE to transport the PRODUCT to an ADDITIONAL TERMINAL in the same PROPOSAL TERMS.

1.1.1.7.     If HERMASA (i) does not timely deliver the NOTICE OF PREFERENCE RESPONSE and/or (ii) delivers the NOTICE OF PREFERENCE RESPONSE communicating that it does not wish to provide the transportation services of the PRODUCT to an ADDITIONAL TERMINAL, PDB will be free to contract with the third party to provide such service under exactly the same terms and conditions informed in the NOTICE OF PREFERENCE.

1.1.1.8.     In the event HERMASA provides the service of transporting the PRODUCT to an ADDITIONAL TERMINAL under the FIRST OFFERING RIGHT or under the PREFERENCE RIGHT, such service shall be considered as a “SERVICE” for purposes of this CONTRACT and all provisions of this CONTRACT shall apply to it.

1.1.2.     If PDB makes any spot sales of PRODUCT to any location other than Porto Velho/RO and Miritituba/PA (i.e., spot sales of PRODUCT according to a specific demand and availability of PRODUCT to meet such buyer’s demand), PDB may seek logistical solution for delivery of the PRODUCT in question with a third party, subject to HERMASA’s preference right provided in Clause 1.1.2.1.

1.1.2.1.     PDB must send a written notification to HERMASA, containing: (i) the name and full identification of the third party and the economic group to which it belongs; (ii) the main terms and conditions of the proposal; (iii) the price per ton charged by the third party for carrying out the transportation of the PRODUCT in question; (iv) the terms and conditions for payment; (v) the deadline for transportation of the PRODUCT; (vi) the conditions of the third party’s vessels that would transport the PRODUCT; and (vii) other conditions of the proposal, attaching a copy of the proposal and expressing the PDB’s intention to accept it.

1.1.2.2.     Within the period of 30 (thirty) days from the receipt of the notification provided for in Clause 1.1.2.1, HERMASA shall send a notification to PDB stating whether it wishes to exercise the preference right to carry out the transportation of the PRODUCT in question, on the same terms as the proposal obtained from the third party by PDB or on more advantageous terms. If the transportation of the PRODUCT in question should be carried out to the port terminals of Porto Velho/RO or Miritituba/PA, the price per ton of PRODUCT offered by HERMASA for the transport cannot be higher than the PRICE provided in this CONTRACT.

1.1.2.3.     If HERMASA (i) does not respond in a timely manner to the notification sent by the PDB in accordance with Clause 1.1.2.1 or (ii) responds to such notification by stating that it does not wish to transport the shipment of PRODUCT in question on terms equal to or more advantageous to PDB than those in the proposal obtained by PDB from the third party, PDB shall be free to engage the third party on the terms informed in the notification referred to in Clause 1.1.2.1 to provide such service, without being owed any amounts, for any purpose whatsoever, to HERMASA.

1.2.     For the provision of services herein agreed, HERMASA should receive the totality of the PRODUCT properly loaded into their vessels armed and equipped in port terminal that will integrate the PROJECT since its beginning, to be built and operated by PDB (or by third parties that it indicates) in the municipality of Autazes/AM. Once the PRODUCT is loaded on the vessels presented by HERMASA, it will be transported to the port terminals of Porto Velho/RO and/or Miritituba/PA, observing the possibility of transportation to other port terminals in the form of Clauses 1.1.1.7 or 1.1.2.3. In this regard, HERMASA’s custody and responsibility for the PRODUCT transported will begin when the PRODUCT is on board the vessels and will end at the time of its transshipment or unloading, as applicable, at any of the destination terminals referred to in this CONTRACT.

1.3.     Considering that the PROJECT is in its initial phase, the quantities of PRODUCT to be benefited in the PROJECT and presented for HERMASA transportation will be those established in the table below (as amended or confirmed, pursuant to Clause 1.4 below), which was prepared based on the studies and technical, geological and other surveys conducted by PDB. For the purposes of the table below, “First Period” is understood to mean the period beginning on the first business day following the end of the TEST PERIOD, as provided in this CONTRACT, extending through December 31 of the year in which such date occurs. The other periods will correspond to the subsequent calendar years (each one, including the “First Period”, a “PERIOD”):

PERIOD	PRODUCT QUANTITY (ton)
First Period	154,000

*  Note: In the case of the First Period, the quantity provided here is a benchmark given on the assumption that the First Period would last the same as a calendar year. Thus, the quantity of PRODUCT foreseen for the First Period will be adjusted proportionally to the calendar year fraction included in the First Period.

Second Period	469,000
Third Period	1,196,000
Fourth Period	1,738,000
Fifth Period	2,017,000
Sixth Period	2,158,000
Seventh Period	2,199,000
Eighth Period	2,505,000
Ninth Period	2,652,000
Tenth Period	2,571,000
Eleventh Period	2,540,000
Twelfth Period	2,258,000
Thirteenth Period	2,305,000
Fourteenth Period	2,467,000
Fifteenth Period	2,548,000

1.3.1.     Period of Product Quality Tests: The PARTIES acknowledge that, pursuant to the ACQUISITION AGREEMENT, the PRODUCT shall be subject to analysis and confirmation as to its conformity to the specifications set forth therein, for a maximum term of 6 (six) months from the COMMERCIAL OPERATION START-UP (“TEST PERIOD”), during which the “Take or Pay” obligations set forth in the ACQUISITION AGREEMENT shall not apply. The PARTIES agree that, likewise, the PERIODS set forth above and the obligations of the PARTIES to present and transport the volumes of PRODUCT stipulated in the table above will also begin with the end of the TEST PERIOD under the ACQUISITION COMMITMENT, which shall be immediately notified by PDB to HERMASA.

1.4.     Confirmation of Product Quantities: The quantities of PRODUCT that will actually be benefited in the PROJECT and presented for transportation under this CONTRACT, each PERIOD, will be confirmed by PDB to HERMASA at least one year in advance of the date foreseen for COMMERCIAL OPERATION START-UP (“INITIAL CONFIRMATION”). For clarity purposes the totality of the PRODUCT benefited in the PROJECT will be transported by HERMASA, except as provided in Clauses 1.1.1.7 and 1.1.2.3. The following rules shall apply to said CONFIRMATION, which the PARTIES hereby accept and expressly agree to: (a) the INITIAL CONFIRMATION shall refer to the totality of PRODUCT to be benefited in the PROJECT in the corresponding period and, once the INITIAL CONFIRMATION is effected, PDB may reduce by up to 10% (ten percent) the quantities of PRODUCT indicated in the INITIAL CONFIRMATION through simple communication to HERMASA, at least 90 ninety days in advance, without becoming due any values to HERMASA due to this decrease, in any way; (b) said INITIAL CONFIRMATION will be provided in writing, within the period established herein; (c) any reductions in percentages higher than 10% (ten percent) and / or increases in quantities indicated by PDB in the INITIAL CONFIRMATION will be made in writing with a minimum notice of 60 (sixty days) and with the affixation of the “agreement” of HERMASA, which will integrate this CONTRACT, for all purposes and effects; and (d) the quantities of PRODUCT so established, in the terms and conditions of this Clause, will be binding on the provision of services herein agreed upon, obligating HERMASA to provide the SERVICES in relation to such amounts and PDB to submit them to transportation, subject to the provisions of Clauses 1.1.1.1 .7 and 1.1.2.3 and the tolerance allowed under the terms of item “a” above, all under the conditions provided herein.

1.5.     Without prejudice to the rules and formalities set forth above, PDB shall, in addition, confirm, also in writing, by October 1st of each year after the end of the TEST PERIOD, the monthly transportation schedule of the PRODUCT in the PERIOD, in order to enable HERMASA to schedule the fulfillment of the logistical schedules thus presented. Such schedule may be revised on a quarterly basis, by mutual agreement between the Parties, subject, however, to the total quantity of PRODUCT to be transported during the PERIOD provided for in the INITIAL CONFIRMATION, as eventually modified in the form of this CONTRACT.

1.6.     Without prejudice to other Clauses and conditions, rights and obligations set forth in this CONTRACT, in providing the services agreed upon herein, HERMASA will assist exclusively to: (a) operate the vessels that it will present for the execution of the SERVICES, ensuring that such vessels comply with the rules of the respective port and port terminals in which the PRODUCT is loaded and/or unloaded; (b) choose, at its sole and exclusive discretion, vessels and their equipment (as well as spare parts) that will be presented for the provision of the SERVICES herein agreed, which must be adequate for the purpose of providing the SERVICES; (c) to choose the crew and command of the vessels, among its professionals duly qualified for such, and make the payment of their wages, additional, demands directly related to HERMASA and any other charges that may be due from time to time for such people, leaving the PDB exempt from any liability related to such professionals; (d) the determination of maintenance dates for the vessels and their equipment as may be reasonably required or by using best efforts to minimize disruption of services.

1.7.     HERMASA should provide the SERVICES set forth herein with their own vessels or vessels from third parties that it will lease, hire or charter (including bareboat), and it is certain that this fact will not imply any change in prices of the SERVICES set forth herein, nor in the exoneration or decrease any responsibilities and duties now assumed by HERMASA.

1.8.     HERMASA is responsible for the correct and timely execution of the SERVICES, being responsible for the PRODUCT placed in its vessels at the terminal of origin and presented for unloading at the terminal of destination. Without prejudice to such responsibility of HERMASA for the PRODUCT during the execution of the SERVICES, considering that the PRICE does not include the cost of hiring insurance, PDB is allowed to hire, at its sole expense, an insurance policy to cover any risks in relation to the PRODUCT transported.

1.9.     The shipment of the PRODUCT will occur by conveyor belt with flow scales, aiming at the optimization of logistic operations and the most accurate control of the quantities of PRODUCT shipped, which will be considered for the purposes of issuing the MEASUREMENT REPORT foreseen in Clause 4. The PARTIES agree and admit that, during transportation and unloading operations of the PRODUCT, it is subject to a technical and operational loss of 0.7% (seven tenths percent) of the volume of the total cargo transported in each operation.

CLAUSE 2. PRICE

2.1.     For providing the SERVICES set forth in this CONTRACT, HERMASA will receive from PDB the amount of R$ [***] ([***] reais) per ton of PRODUCT (“PRICE”), delivered for transport properly loaded onto vessels of HERMASA, in the port terminal of the PROJECT in Autazes/AM and transported to the port terminals of Porto Velho/RO and/or Miritituba/PA, with its transshipment or unloading in these terminals, noting that if the SERVICES are provided for delivery of the PRODUCT in an ADDITIONAL TERMINAL, the PARTIES should observe the provisions in the ADDITIONAL TERMINAL DELIVERY COUNTER-NOTIFICATION, in the NOTICE OF RESPONSE TO PREFERENCE.

2.2.     Referential Price: Considering that the provision of the SERVICES will occur as of a future date, the PARTIES agree that the PRICE presented in the preceding Clause 2.1 is referential, that means, it shall be adjusted/recomposed (a) as of March 31, 2022 (“BASIS DATE”), up to the moment of commencement of the SERVICES, by the criterion established in item 3.1.1 below; and (b) from the time of commencement of the

SERVICES and for the entire term of this CONTRACT, by the criteria and rules established in Section 3.1.2 below. The value obtained by applying such readjustments/composition will be the PRICE for all purposes and effects, always subject to the readjustment and recomposition rules, in the terms of the referred Clause 3.

2.3.     The PRICE now established by HERMASA and accepted by PDB was negotiated by mutual agreement between the PARTIES and contemplated, on the BASE DATE, all the direct and indirect costs of HERMASA and any subcontractors and/or suppliers for the execution of the SERVICES, observing the readjustment and recomposition rules provided for in this CONTRACT.

2.4.     On the present date, the PRICE of the SERVICES is made up as follows: (a) [***]% ([***] percent) of the PRICE corresponds to the costs of fuel proper for navigation at the site of supply of HERMASA’s vessels (“FUEL AMOUNT”); and (b) [***]% ([***] percent) of the PRICE comprises all other costs and expenses, taxes and HERMASA’s profit margin in the operation (“OPERATING AMOUNT”).

CLAUSE 3. PRICE READJUSTMENT

3.1.     During the entire term of this CONTRACT, the PRICE agreed upon in Clause 2 above will be readjusted/composed according to the criteria established in Clause 3.2 below, such adjustments/compositions being applied (a) as of the BASIS DATE and up to the time of commencement of the provision of the SERVICES (“PRECEDENT READJUSTMENT”), according to the rules and periodicity set forth in Clause 3.1. 1 below; and (b) at the commencement of the provision of the SERVICES and during the entire remaining term of this CONTRACT (“PERMANENT READJUSTMENT”), by the rules and periodicity established in Section 3.1.2 below.

3.1.1.     Rules and Incidence of the PRECEDENT READJUSTMENT: As of the BASE DATE and until the moment of commencement of the provision of the SERVICES, the PRICE will be readjusted/recomposed annually, it being certain that (a) the value corresponding to the FUEL AMOUNT will be readjusted, always on the anniversary date of the BASE DATE, by the variation of the price of fuel used by HERMASA’s vessels at the supply site, as demonstrated by HERMASA; and, in addition b) the amount corresponding to the OPERATING AMOUNT will be readjusted always on the anniversary date of the BASE DATE, by the variation of the National Consumer Price Index - IBGE (“INPC”). The sum of the amounts obtained in items “a” and “b” above will be the “PRICE” in effect until the next readjustment/recomposition.

3.1.2.     Rules and Incidence of the PERMANENT READJUSTMENT: From the beginning of the provision of the SERVICES and throughout the term of this CONTRACT, the PRICE (which must already be updated, as set forth in Clause 3.1.1 above) will be adjusted/recomposed annually, being certain that: (a) the value corresponding to the OPERATING AMOUNT will be adjusted, always on the anniversary date of the BASE DATE, by the variation of the National Consumer Price Index - IBGE (“INPC”); and, in addition, (b) observing the provisions of item 3.1.2.1. below, the value corresponding to the FUEL AMOUNT will be reset on a monthly basis, in order to capture any variations (for higher or lower) in the price of such input, demonstrated by HERMASA. Thus, always on the last day of each month from the date of commencement of provision of SERVICES, HERMASA will check the variations in price of fuel (as presented on the website of Petrobras - Petróleo Brasileiro S/A at the place of supply of their vessels, applying this variation to the FUEL AMOUNT. This recomposition will be effective on the first day of the month following the calculation and will remain so until the last day of the same month, at which time the recomposition calculation will be made the FUEL AMOUNT and its application to the PRICE in effect, and so on throughout the term of this CONTRACT. The sum of the values obtained in the previous items “a” and “b” will be the PRICE in effect until the next readjustment/recomposition.

3.1.2.1.    In the event of a variation within the week of more than 2% (two percent) of the price of fuel for HERMASA’s vessels at the place of supply, as demonstrated by HERMASA, said variation will be immediately applicable to the FUEL AMOUNT as of 0:00h of Wednesday, with retroactive effect to the date of publication of said increase, automatically integrating the PRICE for all purposes and effects.

3.2.     Bearing in mind that Clause 3.1. 1 above deals with the annual readjustment of the PRICE and that Clause 3.1.2 above deals with the rules of “readjustment” and “recomposition” of prices (respectively, annual readjustment by the INPC and recomposition of the variation of the fuel price), as well as bearing in mind that such institutes have different nature and periodicity of application different, the PARTIES hereby agree for the segregation of the adjustment portion and the readjustment portion, so that the updates are applicable to each one of such portions separately.

CLAUSE 4. PAYMENT

4.1.     The PRICE of the SERVICES, duly adjusted as provided in this CONTRACT will be paid by PDB to HERMASA on a monthly basis, within 30 (thirty) days after the submission of the MEASUREMENT REPORT by credit to the bank account indicated by HERMASA in each billing document. The deposit will serve as proof of payment for the purposes of this instrument.

4.2.     For the purposes of determining the SERVICES provided and the PRICE due in each billing period, HERMASA will proceed to the determination of the volumes of PRODUCT transported in the period and the corresponding amounts due, will issue the corresponding measurement report (“MEASUREMENT REPORT”) along with the relevant tax and collection documents, under the terms of the applicable tax laws, for the approval of PDB, by the 10th (tenth) day of each month. If PDB disagrees with the amounts due or with the volume of the PRODUCT considered in the MEASUREMENT REPORT, measured pursuant to Clause 1.9 , it shall proceed with the payment of the uncontroversial values, and the PARTIES are obligated to negotiate, in good faith, in order to solve the controversy within 7 (seven) days from the date of issuance of the collection documentation referred to above. If the dispute is not settled within such period, the dispute will be submitted to arbitration by an independent accounting expert, appointed by mutual agreement of the PARTIES, whose costs will be divided equally between the PARTIES. The independent expert’s report must be submitted within 45 (forty-five) days from the appointment of the independent expert, and will replace the CALCULATION MEMORIAL. If the PARTIES cannot agree on the name of the independent expert within 15 (fifteen) days from the request of a PARTY to appoint the expert, the PARTIES may resort directly to the forum provided for in Clause 16.1. of this CONTRACT. Failure by PDB to pay uncontroversial amounts within the time limits set forth herein, if not solved within an additional period of 30 (thirty) days from the date of submission of the independent expert’s report or decision obtained in the form of Clause 16.1 of this CONTRACT, as the case may be, will allow HERMASA to suspend the provision of SERVICES until the uncontroversial amount due is fully paid.

4.3.     The price of the SERVICES includes any and all taxes directly applicable to the provision of the SERVICES. The taxes will be borne by the PARTY that is defined as the responsible taxpayer, under the terms of the current and applicable legislation. In the event that new taxes are created and become due that are levied on the SERVICES, if any taxes are extinguished, as well as if any change occurs in the rates currently in effect (positively or negatively), the PARTIES shall negotiate in good faith, seeking to promote any necessary adjustments to the PRICE (in addition to the readjustments provided for herein in Clause 3), in order to restore the contractual balance of the services relationship established herein. For the purposes of this Clause, the term “taxes” includes any taxes, taxes, contributions, fees, and any other taxes, under the terms of the applicable legislation.

CLAUSE 5. FIRM VOLUME OBLIGATION (“TAKE OR PAY”)

5.1.     The PARTIES hereby agree to guarantee, in a reciprocal manner, minimum annual quantities of PRODUCT to be submitted to the provision of SERVICES under this CONTRACT (usual market obligation, treated as take or pay), according to the rules and conditions established herein.

5.2.     As of the FIRST PERIOD and throughout the term of this CONTRACT, PDB will be obligated, annually, to the presentation and shipment of the volumes of PRODUCT and HERMASA, in turn, to provide the SERVICES with effects on the quantities of PRODUCT presented in the INITIAL CONFIRMATION (as changed in the form of this CONTRACT and subject to the exceptions set forth in the Clauses 1. 1.1. 1. 7 and 1.1.2.3), subject to the minimum total quantity of PRODUCT resulting from the sum of the amounts set forth in the table in Clause 1.3. These PRODUCT amounts will obligate the PARTIES to their compliance, year by year, in the PERIODS comprised therein.

5.2.1.     HERMASA will have the obligation to provide the SERVICES set forth in this CONTRACT with respect to the PRODUCT resulting from the TEST PERIOD, provided that PDB sends notification to HERMASA 6 (six) months in advance of the COMMERCIAL OPERATION START UP in order to confirm the quantity of PRODUCT to be transported in the TEST PERIOD.

5.3.     Without prejudice to the other clauses, penalties and obligations set forth in this CONTRACT, if any of the PARTIES does not comply with the quantity established in the INITIAL CONFIRMATION, subject to the exceptions set forth in clauses 1.1.1.7 and 1.1.1.2.3, for a specific PERIOD, according to what is established herein, as pointed out by the PARTY that is in compliance in relation to the quantity established in the CONFIRMATION, based on the measurements taken in the form of Clause 1.9, then the innocent PARTY will be entitled to receive a compensatory penalty in the amount corresponding to a percentage of the PRICE in effect in relation to the quantities of PRODUCT not transported or not presented for transportation, as the case may be, and nothing else will be owed, for any reason whatsoever, all in accordance with the conditions set forth in the table of volumes, below:

Amount of Product Not Presented to the Service Providing or Not Transported, As Established In This Contract:	Fine Due By The Defaulting Party (% of Price)
Up to twenty percent (20%) of the volume of the PRODUCT appearing on the INITIAL CONFIRMATION, minus any quantities carried by third parties, provided the provisions of Clauses 1.1.1.7 and 1.1.2.3 are complied with.	No penalty (tolerance) will apply.

Between 20% (twenty percent) and 50% (fifty percent) of the volume of the PRODUCT stated in the INITIAL CONFIRMATION, minus any quantities that may be transported by third parties, as long as the provisions of Clauses 1.1.1.7 and 1.1.2.3 are observed.	Fine in the amount of 30% (thirty percent) of the value of the PRICE readjusted in the form of this CONTRACT, multiplied by the volumes of PRODUCT not handled.

Above 50% (fifty percent) of the volume of the PRODUCT in the INITIAL CONFIRMATION, subtracting the quantities eventually transported by third parties, as long as the provisions of Clauses 1.1.1.7 and 1.1.2.3 are observed.	Fine in the amount of 50% (fifty percent) of the value of the PRICE readjusted in the form of this CONTRACT, multiplied by the volumes of PRODUCT not handled.

5.4.     The amounts to be paid by the breaching PARTY as a result of the fine for the take or pay obligation agreed to herein shall be increased by all taxes, duties, fees and contributions levied on the payment due, so that the innocent PARTY receives such amounts net of any taxes and discounts of any nature.

5.5.     The amounts due from PARTY to PARTY by virtue of the take or pay obligations set forth in this Clause shall be calculated by HERMASA at the beginning of the year following the year of provision of the SERVICES, until January 15th (fifteenth), at which time they will be presented in writing to PDB for verification, upon presentation, by HERMASA, of a calculation and statement memorial of amounts due (“CALCULATION MEMORIAL”).

5.6.     If PDB disagrees with the values presented in the CALCULATION MEMORIAL, it will have up to 15 (fifteen) days to contest them, provided that it also does so in writing, submitting documents proving the inapplicability or inaccuracy of the amounts charged or due, as the case may be, posted in the CALCULATION MEMORIAL. Once the notification of disagreement with the values in the CALCULATION MEMORIAL is received in due time, the PARTIES should negotiate by common agreement and in good faith the solution to the disagreement presented. If no solution is reached within 30 (thirty) days from the date of submission of the CALCULATION MEMORIAL, the dispute will be submitted to arbitration by an independent accounting expert, appointed by mutual agreement of the PARTIES, whose costs will be divided equally between the PARTIES. The independent expert’s report must be submitted within 45 (forty-five) days from the appointment of the independent expert, and will replace the CALCULATION MEMORIAL. If the PARTIES cannot agree on the name of the independent expert within 15 (fifteen) days from the request of a PARTY to appoint the expert, the PARTIES may resort directly to the forum provided for in Clause 16.1. of this CONTRACT.

5.7.     If there is no response from the PDB regarding the CALCULATION MEMORIAL within the period set forth in Clause 5.6, the amount of penalties or credits provided for therein shall be paid to the creditor PARTY up to the 30th (thirtieth) day after presentation of the CALCULATION MEMORIAL. In any case, that means, if there is a controversy regarding the amounts stated therein, the amounts stated in the CALCULATION MEMORIAL that are uncontroversial shall be paid by the debtor PARTY in favor of the creditor PARTY on the same date, that is, up to the 30th (thirtieth) day after the presentation of the CALCULATION MEMORIAL.

CLAUSE 6. EXCLUSIVITY

6.1.     By this instrument, and also irrevocably and irreversibly, PDB gives HERMASA the exclusivity to provide the SERVICES with effects to the totality of the PRODUCT benefited in the PROJECT, except for the possibility of contracting third parties for the provision of SERVICES for the PRODUCT in the cases foreseen in Clauses 1.1.1.7 and 1.1.2.3 of this CONTRACT, subject to the FIRST OFFERING RIGHT and the PREFERENCE RIGHT. In this sense, and because of the exclusivity herein established, HERMASA will be the only and exclusive authorized to perform the SERVICES so that the PDB may not, throughout the term of this CONTRACT, directly perform such SERVICES or hire or associate in any way with any third party for the execution of all or part of these SERVICES, in Brazil and abroad, except upon prior authorization unequivocal and express provided by HERMASA in this sense, except for the possibility of hiring third parties for the provision of SERVICES under the terms of Clauses 1.1.1.7 and 1.1.2.3 provided in this CONTRACT, subject to the FIRST OFFERING RIGHT and the PREFERENCE RIGHT.

6.2.     For good order, the PARTIES consign that the exclusivity herein established refers to the PRODUCT processed in the PROJECT, thus not reaching any other processing plant or mining facility in any other location.

6.3.     PDB acknowledges and declares that (a) HERMASA will play a key role in the outflow of production from the AUTAZES Mine, thus having an important role in the logistical feasibility of the PROJECT in the implementation of the said; (b) during the term of this CONTRACT, HERMASA will allocate important assets to provide the SERVICES herein agreed, assets with economic relevance and ability to generate value to agribusiness, in order to perform the SERVICES to its satisfaction; and that.(c) the exclusivity established by this CONTRACT consists of a premise negotiated in good faith and agreed to by the PARTIES since the beginning of their business relationship with respect to the PROJECT, regardless of the existence of any other conditions favorable to HERMASA and/or PDB.

CLAUSE 7. STATEMENTS AND WARRANTIES

7.1.     PDB’s Representations and Warranties: By this instrument PDB hereby represents and warrants to HERMASA as follows:

(i)

Power and Authorization: PDB is a limited liability company duly organized under the laws of the Brazil’s Federative Republic, validly existing and in good standing under the said LAWS. PDB has the capacity, power, legitimacy and authority to (a) enter into this CONTRACT and all other documents and instruments related hereto, as set forth herein; (b) subject to obtaining the necessary licenses and authorizations to be issued by GOVERNMENTAL AUTHORITIES and the commencement of commercial operation of the PROJECT, to assume and comply in a timely manner with the obligations set forth in this CONTRACT and in the other documents and instruments related to the implementation of the operations contemplated herein, even if formalized after the present date, and (c) subject to obtaining the necessary licenses and authorizations to be issued by the GOVERNMENTAL AUTHORITIES and the commencement of commercial operation of the PROJECT, to consummate the operations herein established in the form, terms and conditions contemplated herein, having taken all necessary measures to authorize their execution. For the purposes of this CONTRACT, the term “LAW” means any law, statute, regulation, rule, ordinance, order, warrant, determination, decision, judgment, order (whether preliminary or interlocutory) or requirement made, promulgated, entered into or imposed by any GOVERNMENTAL AUTHORITY (as defined below), including any subsequent amendments thereto.

(ii)

Binding Effect: This CONTRACT and all other documents and instruments contemplated hereby, even if subsequently executed, constitute (or shall constitute as subsequently executed in the form required by this CONTRACT) legal, valid, enforceable and binding obligations of PDB, enforceable in accordance with its terms and conditions. Except as provided in Annex 7.1(ii), PDB has not been served with any process of a judicial nature or arbitration proceeding, or any investigation involving any GOVERNMENTAL AUTHORITY which, if decided adversely, could interfere with PDB’s ability to perform its obligations under this CONTRACT. For the purposes of this CONTRACT, “GOVERNMENTAL AUTHORITIES” means any judicial, legislative or executive authority (federal, state or municipal) or any subdivision, agency, department, judge, court (judicial or arbitral), commission, board, secretariat, administrative body or other respective governmental administrative or regulatory authority in

Brazil, including, but not limited to, IBAMA, FUNAI, IPAAM, the National Mining Agency - ANM, the Ministry of Agriculture, Livestock and Supply - MAPA, the National Agency for Waterway Transport - ANTAQ, the Ministry of Infrastructure of Brazil, the Ministry of Infrastructure of Brazil, the Public Prosecutor’s Office (Federal or State), the Public Prosecutor’s Office of the Republic, States and Municipalities and the professional Councils that regulate professionals of any nature.

(iii)

No Violation and No Consent: The execution and performance of this CONTRACT and all other instruments contemplated hereby for the performance of PDB’s obligations herein provided, and the performance of the acts for which PDB is responsible, shall not result in the violation of or conflict with: (a) any LAWS to which PDB is subject; (b) any provision of PDB’s constitutional documents and/or any governance documents; (c) any decision rendered by any GOVERNMENTAL AUTHORITY to which PDB is subject; and (d) any obligations that the PDB has assumed to any third party, nor will they result in the imposition of any burdens, contingencies, administrative, judicial, arbitration proceedings and any obligations on the PDB. Except as provided in this CONTRACT (and assuming its effective receipt at the appropriate time), no authorization or order from or to any GOVERNMENT AUTHORITY is necessary or required, on this date and at the current stage of the implementation of the PROJECT, for the execution and full performance by PDB of this CONTRACT and the obligations hereunder. PDB declares that it will, in a timely manner, take all measures and perform all acts necessary to permit the full and timely performance of the obligations set forth in this CONTRACT and the obligations that are its responsibility in the development and operation of the PROJECT.

(iv)

Compliance with Laws: PDB complies and shall comply, in the implementation of the PROJECT and in its operation, with all applicable LAWS, rules and regulations stipulated by any GOVERNMENTAL AUTHORITIES (as updated, amended or replaced) in particular (but without limitation), it conducts its activities in full and unrestricted compliance with applicable LAWS, rules and regulations applicable to mining activities, industrial activities, port activities and any others, as well as in strict compliance with the LAWS, rules and regulations of protection of the environment and decent work, and the PROJECT was prepared (and will be developed, in its developed, in its implantation and subsequent operation) in accordance with the highest standards and technologies, with observance of social and environmental standards of the highest order.

(v)

Demands: Except for the provisions of Annex 7.1(iv), there are no demands of any kind (including, but not limited to, labor, tax, civil, criminal, environmental, competitive, criminal, administrative, regulatory or other claims) against PDB that (a) are intended to impeach or impede, alter, limit and/or significantly delay the transactions contemplated hereby; and/or (b) challenges or contests the validity of this CONTRACT or any action taken or to be taken by PDB hereunder; Similarly, PDB has not failed to comply with any agreement, decision, order, authorization, warrant, injunction or order of any GOVERNMENTAL AUTHORITY; c) There are no demands of any nature that may result in the revocation, annulment or any form of loss of licenses, especially those granted by the National Mining Agency - ANM.

(vi)

ESG Issues: PDB holds all the permits required at this current stage of the PROJECT, all under applicable law to develop its business in good standing. The PDB does not violate any human rights, does not use indigenous manpower (except in accordance with the applicable LAWS), child or slave labor, does not cause damage to the balance of the ecosystem, nor intervenes in areas with protected biome or ecosystem, in all cases without having obtained proper authorization from GOVERNMENTAL AUTHORITIES to exercise its activities in such location or provided that such intervention is in accordance with the terms of the LP - Preliminary License, the LI - Installation License and the LO - Operation License of the undertaking of AUTAZES MINE to be obtained by the PDB; PDB will not effect any intervention in inhabited areas (or in proximity that is in disagreement with the LAWS) for indigenous or traditional populations, without obtaining the due authorizations established in LAW to exert its activities in such places; PDB does not effect any intervention in areas by illegal deforestation. PDB does not conduct mining and industrial activities in disagreement with the respective permits issued by ANM, in relation to which it is in compliance with all regulatory and environmental obligations, except for the provisions of Annex 7.1(v).

(vii)

Integrity and Best Practices: PDB, including through any employee, director, manager, agent, consultant or any other third party acting on its behalf and interest, (a) is familiar with the legal provisions governing integrity good practices, notably with Law no. 12.846/2013 of the Federative Republic of Brazil, with the United Kingdom Bribery Act, with Canada’s Corruption of Foreign Public Officials Act and with the United States Foreign Corrupt Practices Act - FCPA (“ANTICORRUPTION LAWS”); (b) has not violated or violates any ANTI-CORRUPTION LAWS; (c) is not aware of any criminal, civil or administrative investigations, indictments, inquiries, accusations or proceedings for alleged violations of the ANTI-CORRUPTION LAWS, whether or not such violations may in any way impede performance of the CONTRACT; (d) is not negotiating any type of agreement with GOVERNMENT AUTHORITIES regarding potential violations of the ANTI-CORRUPTION LAWS; e) has adequate practices and policies to avoid non-compliance with ANTI-CORRUPTION LAWS by its employees, directors, managers, agents, consultants or any third party with whom it maintains any type of relationship; (f) it maintains and has maintained internal accounting controls in line with the best market practices; (g) it has not performed and does not perform any activity that can be or has been classified as clandestine mining or illegal mineral extraction.

(viii)

Possession and Ownership of Assets: PDB represents and warrants that, prior to the commencement of commercial operation of the PROJECT, it will have peaceful possession (through contractual instruments or otherwise, provided that in accordance with applicable LAWS) and/or ownership of all areas where the PROJECT will be implemented.

(ix)

Accuracy of Representations: PDB represents and warrants that none of the information contained in the representations, warranties, obligations or agreements made by it hereunder contains any statement that is inaccurate, incorrect or does not correspond to reality as of this date.

7.2.     HERMASA’s Representations and Warranties: by this instrument, HERMASA hereby represents and warrants to PDB as follows:

(i)

Power and Authorization: HERMASA is a limited liability company regularly incorporated under the Laws of the Federative Republic of Brazil, validly existing and in good standing in accordance with said LAWS. HERMASA is a Brazilian Navigation Company - EBN regularly authorized by the National Agency for Waterway Transport - ANTAQ and by the Ministry of Infrastructure of Brazil - MINFRA, and has the capacity, power, legitimacy and authority to (a) enter into this CONTRACT and all other documents and instruments related to it, as set forth herein in order to carry out the operations contemplated herein; (b) assume and timely comply with the obligations set forth in this CONTRACT and all other documents and instruments related to the implementation of the operations contemplated herein, even if formalized after this date, for which it declares and warrants that it also has sufficient experience and technical capacity, and (c) consummate the operations herein established in the form, terms and conditions contemplated herein, having taken all necessary measures to authorize their execution.

(ii)

Binding Effect: This CONTRACT and all other documents and instruments contemplated herein, even if executed in the future, constitute (or will constitute as they are further executed in the form required in this CONTRACT) legal, valid, enforceable and binding obligations of HERMASA, enforceable in accordance with its terms and conditions. HERMASA has not been served with any process of a judicial nature or arbitration proceeding, or any investigation involving any GOVERNMENTAL AUTHORITY which, if decided adversely, could interfere with HERMASA’s ability to perform its obligations under this CONTRACT.

(iii)

No Violation and Consents: The execution and performance of this CONTRACT and all other instruments contemplated hereby for the performance of HERMASA’s obligations hereunder, and the performance of the acts for which HERMASA is responsible, shall not result in the violation of or conflict with: (a) any LAWS to which HERMASA is subject; (b) any provision of HERMASA’s constitutional documents and/or any governance documents; (c) any decision rendered by any GOVERNMENTAL AUTHORITY to which HERMASA is subject; and (d) any obligations that HERMASA has assumed before any third parties, nor will they result in the imposition of any burdens, contingencies, administrative, judicial, arbitration proceedings and any obligations for HERMASA. HERMASA declares that the authorization of Brazilian Navigation Company that was granted by the National Agency of Waterway Transport - ANTAQ is valid and in force, not existing any circumstance by which it is expected to be suspended or revoked, being obliged to maintain that authorization for the entire term of this CONTRACT. No other authorization or order of or for any GOVERNMENTAL AUTHORITY is necessary or required for the execution and full performance by HERMASA of this CONTRACT and the obligations hereunder.

(iv)

Observance of Laws: HERMASA complies and shall comply, in its operations and throughout the term of this CONTRACT, with all LAWS, rules and regulations stipulated by any GOVERNMENTAL AUTHORITIES (as updated, amended or replaced), in particular (but without limitation), carries out its activities in full and unrestricted compliance with applicable LAWS, rules and regulations, including those relating to logistical activities, as well as in strict compliance with the LAWS, rules and regulations protecting the environment and decent work.

(v)

Claims: There is no claim, of any nature (including, but not limited to, labor, tax, civil, criminal, environmental, competition, criminal, administrative, regulatory or other nature) against HERMASA, that (a) seeks to impugn or impede, alter, limit and/or significantly delay the transactions herein provided for; and/or (b) impugns or challenges the validity of this CONTRACT or any act performed or practiced by HERMASA under this CONTRACT. In the same way, HERMASA has not breached any agreement, decision, order, authorization or other nature, warrant, injunction, or order from any GOVERNMENTAL AUTHORITY, as well as there are no demands of any nature that may impede the assumption of the obligations set forth herein.

(vi)

ESG Issues: In the performance of its operations, HERMASA holds all licenses and authorizations required under the applicable legislation to operate and develop its business, and meets all the necessary conditions for the maintenance of their respective licenses in a regular situation. HERMASA does not violate any human rights, does not use child or slave labor, and does not harm the balance of the ecosystem.

(vii)

Integrity and Good Practices: HERMASA, including through any employee, director, manager, agent, consultant or any other third party acting on its behalf and interest, (a) is familiar with the ANTI-CORRUPTION LAWS; (b) has not violated or violates any ANTI-CORRUPTION LAWS; (c) is not aware of any criminal, civil or administrative investigations, indictments, inquests, accusations or proceedings for alleged violations of the ANTI-CORRUPTION LAWS, whether or not such violations may in any way impede the performance of the CONTRACT; (d) is not negotiating any type of agreement with GOVERNMENTAL AUTHORITIES regarding potential violation of the ANTI-CORRUPTION LAWS; e) has adequate practices and policies to avoid non-compliance with LAWS by its employees, directors, managers, agents, consultants or any third party with whom it maintains any type of relationship; and (f) it maintains and has maintained internal accounting controls in line with the best market practices.

(viii)

Accuracy of Statements: HERMASA represents and warrants that none of the information contained in the statements, warranties, obligations or agreements made by it herein contains any statement that is inaccurate, incorrect or does not correspond to reality as of this date.

CLAUSE 8. OBLIGATIONS OF THE PARTIES

8.1.     Without prejudice to the other obligations established in this CONTRACT, the obligations of HERMASA are

(i)	Fully and timely comply with all obligations incumbent upon it under this CONTRACT.

(ii)

To keep the vessels and other assets that it will employ in the provision of the SERVICES in good order and appropriate state of conservation and operation, duly suitable for the provision of the SERVICES and equipped in order to fully comply with the standards of the Brazilian Navy and other requirements of the applicable LAW.

(iii)	Present vessels suitable for navigation and transportation of the PRODUCTS, as well as respect the norms of the origin and destination port terminals.

(iv)

Maintain in force the licenses, permits and authorizations necessary for navigation, except for licenses and authorizations relating specifically to the PRODUCT, which will be the responsibility of PDB. Without prejudice, HERMASA should maintain such licenses and permits always in force and the respective conditions always fulfilled, keeping the PDB exempt from any risk, contingency or liability of any nature arising from the absence, suspension or questioning of such licenses and permits.

(v)	Issue all documentation pertaining to the transportation of the PRODUCT, in accordance with applicable LAWS and shipping practices.

(vi)	Provide PDB with the clarifications and information that are necessary for the follow-up of the execution of the SERVICES, when requested.

(vii)	Inform PDB of any accidents that affect the provision of the SERVICES.

(viii)	Perform the calculation of the volumes of PRODUCT transported in the scope of the provision of the SERVICES, thus in compliance with the take-or-pay obligations set forth in Clause 5 above.

(ix)	Make the payment, in favor of PDB, of any amounts that may be assigned to it on account of the take or pay obligations set forth in Clause 5 above.

(x)	Issue the MEASUREMENT REPORT and the billing documentation relating to the provision of the SERVICES, under the terms and conditions contained in the applicable LAWS and this CONTRACT.

(xi)

Defend, indemnify and hold harmless the PDB, its directors, officers, employees, assets and its affiliates, as applicable, from and against any losses, disbursements, litigation, claims and contingencies, of any nature, suffered or incurred as a result of (a) any misrepresentation, insufficiency, omission, error or inaccuracy of any representation or warranty made by HERMASA in this CONTRACT; and/or (b) breach, partial or total, of any covenant or obligation assumed in this CONTRACT and / or provided by LAW.

(xii)

HERMASA should inform PDB about any material events that make the statements and assurances provided by HERMASA in Clause 7.1 of this instrument untrue or incorrect, as well as any information that may adversely and negatively affect the provision of the SERVICES, within 10 (ten) days from the date HERMASA became aware of such fact or event.

8.2.	Without prejudice to the other obligations set forth in this CONTRACT, the obligations of PDB are:

(i)	Fully and timely comply with all obligations incumbent upon it under this CONTRACT.

(ii)	Make, on time and in full, all payments under this CONTRACT in favor of HERMASA.

(iii)

Send notification (“MOBILIZATION ORDER”), in writing, for HERMASA, 01 (one) year in advance of the expected start of commercial operation of the AUTAZES MINE, indicating the date on which it believes that the AUTAZES MINE will have the LO - Operation License, as well as all the necessary infrastructure for extraction of the PRODUCT from the AUTAZES MINE and its respective flow (“COMMERCIAL OPERATION START-UP” and “COMMERCIAL OPERATION START-UP DATE”). If the start of commercial operation of the AUTAZES MINE is not verified on the COMMERCIAL OPERATION START-UP DATE, HERMASA may charge PDB for direct damages.

(iv)

Ensure that all cargo placed on board the vessels are regularly supported by documents, licenses and permits provided for in the LAWS, indemnifying HERMASA prejudices, losses and damages eventually suffered because of what is established here and its responsibility.

(v)	Make payments, in favor of HERMASA, of the amounts eventually attributed to it on account of the take or pay obligations established in Clause 5 above.

(vi)

Defend, indemnify and hold harmless HERMASA, its directors, officers, employees, assets and its affiliates, as applicable, from and against any direct losses, damages suffered or incurred as a result of (a) any misrepresentation, inadequacy, omission, error or inaccuracy of any representation or warranty made by PDB in this CONTRACT; and/or (b) breach, in whole or in part, of any covenant or obligation undertaken in this CONTRACT and/or prescribed by LAW.

(vii)	Comply with all applicable LAWS.

(viii)

PDB should obtain all licenses and permits from any GOVERNMENT AUTHORITIES necessary for the construction and operation of the PROJECT (in all its aspects and in all its phases), as well as timely comply with all the conditions that are provided for in such licenses and authorizations, in order to provide HERMASA the regular and timely performance of the SERVICES. Without prejudice, PDB should maintain such licenses and permits always in force and the respective conditions always fulfilled, keeping HERMASA exempt from any risk, contingency or liability of any nature arising from the absence, suspension or questioning of such licenses and permits.

(ix)	PDB will not undertake any intervention in areas through illegal deforestation. PDB will not carry out mining and industrial activities in disagreement with the respective permits issued by ANM.

(x)

PDB shall inform HERMASA of any material events that make the statements and assurances provided by PDB in Clause 7.1 of this instrument untrue or incorrect, as well as any information that may adversely and negatively affect the PROJECT and its commercial operation, including, but not limited to, demands that may include PDB and that may lead to the loss or non-obtaining of licenses relative to the PROJECT, within 10 (ten) days from the date PDB became aware of such fact or event.

(xi)	Deliver the quantities of PRODUCT for transportation, under the terms and conditions set forth in this CONTRACT, admitting the technical operational loss foreseen in Clause 1.9 above.

8.3.     The list of obligations of each of the PARTIES, presented above, does not diminish, exclude or modify any other obligations assumed by the PARTIES and from PARTY to PARTY, under the terms and conditions contained in this CONTRACT, which the PARTIES agree to fully and timely comply with, all under the terms and conditions agreed upon herein.

CLAUSE 9. DEFAULT AND ITS PENALTIES

9.1.     In case of any of the PARTIES fail to fully and timely comply with any of the obligations set forth in this CONTRACT (for the purposes of this Clause, the “BREACHING PARTY”) and/or in any other instruments linked hereto, even if entered into after the present date, said BREACHING PARTY shall be automatically subject to the penalties provided in this Clause 9, which shall automatically become due to the other PARTY (for purposes of this Section, the “NON-BREACHING PARTY”), regardless of any notice, communication or notification, judicial or extrajudicial, as hereinafter set forth.

9.2.     Penalties for Late Payment of the PRICE: If PDB, as the contracting party of the SERVICES fails to pay any amount due to HERMASA, as the contractor, and once 2 (two) days have passed without payment having been made, then the following charges and penalties will apply to the amounts due and unpaid: (a) a default fine in the amount of 10% (ten percent) of the overdue and unpaid portion of the PRICE; (b) updating of the due and unpaid amounts by the positive variation of the INPC, calculated and incident from the date of default to the date of actual payment; and (c) default interest at the rate 1% (one percent) per month (or fraction of a month) calculated and applied according to the criterion pro rata, from the due date until the date of actual and full payment, without prejudice to the prerogatives of HERMASA, its sole discretion, to promote judicial or extrajudicial collection of amounts due. If the delay in payment continues for more than 30 (thirty) days, the execution of the SERVICES may be suspended, at the sole discretion of HERMASA.

9.3.     Penalties for Breach of Obligation of Exclusivity: Without prejudice to the irrevocable and irreversible character of this CONTRACT and the prerogative of HERMASA to seek jurisdictional provision in this respect, if, at any time during the term of this CONTRACT, PDB is in breach of the exclusivity obligation agreed to in Clause 6 above, then PDB, in addition to being compelled to fulfill the defaulted obligation, will be automatically obligated to pay a non-compensatory fine in favor of HERMASA in the amount of 60% (sixty percent) of the total value of the current PRICE multiplied by the total quantity of PRODUCT already transported and to be transported established for the year in which the breach of the exclusivity obligation occurs, without prejudice to compensation for losses and additional damages for HERMASA.

9.4.     All penalties set forth in this Clause 9 are cumulative and not exhaustive, that means, the incidence of more than one penalty at the same time is allowed in the event of distinct triggering events. In addition, these penalties can be applied more than once, whenever an event of default subject to such penalties is characterized.

9.5.     The amounts of the penalty applied as per Clause 9.3 shall be corrected by the INPC from the date of occurrence of the default event until the date of the corresponding payment (inclusive). Late payment interest at the rate of 1% (one percent) per month (or fraction of a month) calculated from the date of default until the date of the corresponding and full payment, according to the pro rata criterion, will also be charged on such amounts.

CLAUSE 10. ASSIGNMENT, TRANSFER AND SUBCONTRACTING

10.1.     The following rules of assignment, transfer and subcontracting fully apply to this CONTRACT and the rights and obligations hereunder:

(i)

Assignment or Transfer by HERMASA: HERMASA is hereby authorized by PDB to assign or transfer, totally or partially, by any form or modality, any of the rights and obligations arising from this CONTRACT to its affiliates, upon simple communication provided to PDB with prior notice of 10 (ten) calendar days from the date intended for the formalization of the assignment, remaining jointly responsible for the fulfillment of all obligations assumed in this CONTRACT.

(ii)

Assignment or Transfer by PDB: The PARTIES are hereby authorized to assign, transfer, grant in guarantee or pledge, totally or partially, this CONTRACT to (i) national or foreign financial institutions for the purpose of structuring financial operations necessary for the implementation of the PROJECT, or (ii) eventual third-party purchasers of the PROJECT, provided they notify the other PARTY 10 (ten) days in advance.

(iii)

Subcontracting Services: HERMASA, for operational reasons, may subcontract all or part of the SERVICES hereunder, and HERMASA will continue to be jointly liable with the subcontractor for the provision of the SERVICES that are the subject of subcontracting.

(iv)

Hiring Vessels: Even owning its own fleet of navigation, if HERMASA, for operational reasons, understand (at its sole discretion) appropriate to lease, rent or any other form of granting vessels to third parties for the provision of services herein agreed, this is now authorized to do so, responding for the operational condition of such vessels. No communication with or consent from the PDB will be necessary or required for the formalization of the hiring herein. Nothing in this Clause shall diminish HERMASA’s responsibility to provide the SERVICES under this instrument.

(v)

Assignment or Guarantee of Rights to Obtain Financing: HERMASA may assign, pledge and/or grant in guarantee, at any title and in any way, the credit rights to which it may be entitled as a result of the provision of the SERVICES set forth in this CONTRACT. If HERMASA does so, it must notify the PDB, at least 10 (ten) calendar days in advance of the date intended for the granting of the guarantee. PDB is obligated to appear at any documents necessary to formalize the granting of said guarantee, if necessary.

10.2.     Except by common and prior written agreement between the PARTIES, no other hypothesis of assignment, subcontracting or transfer of the rights and obligations agreed to in this CONTRACT will be admitted, except for the hypotheses expressly listed herein, and provided that the formalities foreseen herein are observed.

CLAUSE 11. CONFIDENTIALITY

11.1.     The PARTIES agree to maintain confidentiality and not to disclose or make public the terms and conditions of this CONTRACT and any documents and agreements related hereto, for a period of 3 (three) years after termination of this CONTRACT, for any reason, without the prior consent of the other PARTY, except as expressly provided in this Clause 11. Furthermore, each of the PARTIES undertakes to treat as strictly confidential and not to disclose to any third party, and to cause its respective attorneys and consultants to treat as strictly confidential and not to disclose to any third party, any information related to the other PARTY which has come to their knowledge or knowledge as a result of the transactions contemplated by this CONTRACT, except any information which (a) is or becomes public knowledge without breach of the obligation of confidentiality under this Clause; (b) was already known to the receiving PARTY at the time of such disclosure by the other PARTY; or (c) was lawfully received by either PARTY from a third party not under any obligation of confidentiality to the other PARTY. For purposes of clarity, in any events of IPO, stock offerings, capital market operations, fund raising and any other similar events, where a PARTY intends to disclose any information of this COMMITMENT (including its existence) to any third party, including any governmental authorities, such PARTY shall not require the prior consent of the other PARTY with respect to such disclosure, but shall submit the material and information to be disclosed to the other PARTY at least ten (10) days prior to the date of disclosure.

11.2.     The PARTIES are fully responsible for the confidentiality to be observed, under the terms provided for herein, by their managers, employees and/or any third party that, by their indication, has had access to information about: (a) the terms and conditions of this CONTRACT and other related documents and information; and (b) the operations contemplated in this CONTRACT.

11.3.     The confidentiality obligation provided for herein shall not prevent the PARTIES from disclosing information to any GOVERNMENTAL AUTHORITY or any third party: (a) in the context of prior consent requests necessary for the execution of the SERVICES; and (b) in the terms and strict limits of any judicial or arbitral order given to them regarding this. In the event that either PARTY is required, as required by the relevant GOVERNMENT AUTHORITY or by applicable law, to disclose in full or in part any confidential information referred to in this Clause, such PARTY may do so without giving room for indemnification or liability. However, it shall in any event: (a) provide only that piece of information and documents that its advisors deem legally required, (b) make all necessary efforts to obtain assurances from those who requested such information/documents that confidential treatment will be given to them, and (c) notify the other PARTY promptly in writing of the need for a breach of confidentiality, enabling the other PARTY to take appropriate measures to protect the confidentiality of the information.

11.4.     Notwithstanding the provisions of this Clause 11, the PARTIES agree that they may not make announcements or disclosures directed to the public in general and third parties, including clients and/or suppliers, with respect to the operations subject to this CONTRACT and to the CONTRACT itself, and they agree to request approval from the other PARTY for the content of the materials intended for disclosure herein.

CLAUSE 12. UNFORESEEABLE CIRCUMSTANCES AND FORCE MAJEURE

12.1.     In the occurrence of any facts and/or events characterized and provided for in LAW, and according to Brazilian case law, as “unforeseeable circumstances” and/or “force majeure”, the PARTIES shall use their best efforts, by common agreement and in good faith, to minimize the consequences of such events on the provision of the SERVICES herein agreed.

12.2.     The PARTY initially affected by any unforeseeable circumstances and/or force majeure shall immediately communicate the supervening of such event to the other PARTY, so that the PARTIES may adopt joint measures seeking to minimize the effects of such events, always in good faith.

12.3.     In no event shall the occurrence of unforeseeable circumstances and/or force majeure events cause the termination of this CONTRACT, and the PARTIES shall suspend its execution until that the events at hand have been solved or, If this is not possible, they shall negotiate by mutual agreement and in good faith an alternative to the continuity of the contractual relationship established herein. In any case, the resumption of any operations (remobilization) at the end or minimization of the effects of unforeseeable events and/or force majeure shall occur in a scheduled and gradual manner, as agreed upon by common agreement between the PARTIES.

12.4.     For good order, the PARTIES hereby acknowledge that the failure to obtain, loss or suspension of any licenses and/or authorizations applicable to each of the PARTIES for the performance of their obligations hereunder, by fault of the corresponding PARTIES, shall not be considered as an act of God or force majeure, since the obtaining and maintenance of such licenses and authorizations is subject to procedures, requirements and formalities are clearly established in the corresponding LAWS and regulations, which are known to these PARTIES by virtue of the activities they perform, and these PARTIES declare that each one of them has the licenses and authorizations applicable to it, and that they are able to regularly and timely obtain and maintain such licenses and authorizations, pursuant to LAW. Thus, the PARTIES hereby waive the right to obtain judicial relief for the rescission or suspension of this CONTRACT for failure to obtain, lose or suspend the licenses and authorizations applicable to them hereunder.

CLAUSE 13. REASONED RESCISSION AND SUSPENSIVE CONDITION

13.1.     Reasonable Rescission of the Contract: Even taking into account the irrevocable and irreversible character of this CONTRACT, the CONTRACT may be rescinded (a) by any of the PARTIES, in any event of material breach of the obligations of the opposing PARTY detailed in this CONTRACT, which, if subject to correction, is not solved within 15 (fifteen) days from receipt of notice from the non-breaching PARTY in this respect; (b) by any of the PARTIES, in the event of request for bankruptcy, judicial or extrajudicial recovery, or insolvency of a PARTY (not suspended within the period of time legal); c) unilaterally by HERMASA, in the event of corporate reorganization of PDB, with the change of its direct or indirect control, without prior and express consent of HERMASA, except in the case of IPO of PDB or its direct shareholder, Brazil Potash Corp., governed by the laws of Ontario, Canada; (d) by HERMASA, unilaterally, in case of non-compliance, by PDB (and/or by any third party acting on its behalf and interest) of any obligations set forth in items “viii”, “ix” and “x” of Clause 8.2, being certain that the rescission in this case will occur immediately, at the discretion of HERMASA, and without the need for any notice or notification, subject however to the provisions of items 13.1. 1 and 13.1.2 below; (e) by PDB, unilaterally, in the event of noncompliance, by HERMASA (and / or any third party acting on its behalf and interest) of any obligations set forth in items “iv” and “xii” of Clause 8.1, being certain that the rescission in this case will occur immediately, at the discretion of HERMASA, and without the need for any notice or notification, subject however the provisions of items 13.1.3 and 13.1.4 below; (f) by any of the PARTIES, in case of noncompliance, by one of the PARTIES, of the integrity obligations set forth in Clause 14 below; or (g) unilaterally by HERMASA, if the MOBILIZATION ORDER is not issued within 15 (fifteen) years from the date of signature of this CONTRACT (“TERM LIMIT”). Given the irrevocable and irreversible nature of this CONTRACT, any other event of default other than those set forth in this Clause 13.1 shall not create a right for either of the PARTIES to rescind this CONTRACT.

13.1.1.     The right to rescind this CONTRACT pursuant to item “d” of the Clause 13.1 above may not be exercised while (i) any challenge or appeal by the PDB against any decision or proceeding which impairs or may impair the performance and maintenance of any of the obligations referred to in items “viii”, “ix” and “x” of Clause 8.2 of this CONTRACT, or (ii) any legal term limit for the filing of such a challenge or appeal.

13.1.2.     If HERMASA (either by itself and/or by any companies of its economic group) proves that there is a request made by any of its funding parties or strategic partners, demanding the rescission of this CONTRACT due to any fact related to the non-fulfillment by PDB of any obligations referred to in items “viii”, “ix” and “x” of Clause 8.2 of this CONTRACT, under penalty of early maturity of obligations held by HERMASA (and/or any companies of its economic group) with such lenders or strategic partners, then it will assist HERMASA the right to immediately rescind this COMMITMENT without observing the provisions of Clause 13.1.1 above. In this case, PDB will not be subject to the payment of any penalty or indemnity to HERMASA and HERMASA will not be subject to the payment of any penalty or indemnity to PDB as a result of the rescission of this CONTRACT.

13.1.3.     The right to rescind this CONTRACT under the terms of item “e” of Clause 13.1 above may not be exercised while pending (i) any challenge or appeal by HERMASA against any decision or proceeding which impairs or may impair the performance and maintenance of any of the obligations referred to in items “iv” and “xii” of Clause 8.1 of this CONTRACT, or (ii) any legal term for the filing of such a challenge or such an appeal.

13.1.4.     In case PDB (either by itself and/or by any companies of its economic group) proves that there is a request made by any of its funding parties or strategic partners, demanding the rescission of this CONTRACT due to any fact related to the non-fulfillment by HERMASA of any obligations referred to in items “iv” and “xii” of Clause 8.1 of this CONTRACT, under penalty of early maturity of obligations held by PDB (and/or any companies of its economic group) with such funding parties or strategic partners, then PDB will be entitled to immediately rescind this AGREEMENT without observing the provisions of Clause 13.1.3 above. In this case, HERMASA will not be subject to the payment of any penalty or indemnity to PDB and PDB will not be subject to the payment of any penalty or indemnity to HERMASA as a result of the rescission of this CONTRACT.

13.2.     Vessels Sale Option. If the CONTRACT is unilaterally terminated by HERMASA pursuant to Clause 13.1, for any reason attributable to PDB in accordance with items (a) or (d) of the said Clause (except as provided in Clause 13.1.2), then HERMASA shall have the right (but not the obligation) to dispose of all (and not less than all) of HERMASA’s Vessels employed in the provision of the SERVICES. This option that will assist HERMASA (“SELL OPTION”) is irrevocable and irreversible, and will be governed by the terms and conditions set forth in this clause, upon exercise by HERMASA of the SELL OPTION, PDB will be automatically obligated to immediately acquire the vessels object of the SELL OPTION, for the SELL OPTION AMOUNT (as defined below) and for cash payment

13.2.1.     For the purposes of this Clause 13.2, HERMASA must, upon verification of the SUSPENSIVE CONDITION, send a notification to PDB (“SELL OPTION NOTIFICATION”) informing (a) the decision to exercise the option granted herein; (b) the number of owned vessels assigned to the provision of the SERVICES (“VESSELS FOR SALE”); (c) the technical characteristics of the VESSELS FOR SALE, their IMO number, copies of the registrations and other applicable documents and registrations; and (d) the price of the referred vessels, defined in the form of Clause 13.2.3.

13.2.2.     The consummation of the purchase and sale object of the SELL OPTION will take place on the 5th (fifth) business day after the receipt of the SELL OPTION NOTIFICATION, through the transfer of the vessels by HERMASA to PDB against payment of the SELL OPTION AMOUNT, in Brazilian currency, by means of electronic transfer of the corresponding funds to the HERMASA’s current account to be opportunely indicated in writing.

13.2.3.     The amount to be paid by PDB to HERMASA for the VESSELS OBJECT OF THE SALE OPTION (“SALE OPTION AMOUNT”) will correspond to the market amount indicated by an independent evaluator to be chosen by mutual agreement between the PARTIES within 30 (thirty) days from the receipt of the SELL OPTION NOTIFICATION (“INDEPENDENT EVALUATOR APPOINTMENT TERM”). If the PARTIES cannot agree on the appointment of an independent evaluator within the INDEPENDENT EVALUATOR APPOINTMENT TERM, each PARTY shall appoint an independent evaluator within 30 (thirty) days after the INDEPENDENT EVALUATOR APPOINTMENT TERM, and these two INDEPENDENT EVALUATORS shall select a third INDEPENDENT EVALUATOR (“INDEPENDENT EVALUATORS OF THE PARTIES”). Each of the PARTIES’ INDEPENDENT EVALUATORS shall indicate the SELL OPTION AMOUNT within 60 (sixty) days from the date they are appointed to do so, and the SELL OPTION AMOUNT shall correspond to the sum of the average of the amount indicated by each of the PARTIES’ INDEPENDENT EVALUATORS.

13.2.4.     If the CONTRACT is rescinded pursuant to Clause 13.1 above by HERMASA unilaterally, for any reason attributable to PDB, and HERMASA seeks damages from PDB, after the exercise of the SELL OPTION and payment by PDB of the SELL OPTION AMOUNT, HERMASA shall deduct the SELL OPTION AMOUNT from the amount it seeks as indemnification for damages from PDB as a result of the rescission of the contract, provided that the SELL OPTION AMOUNT has actually been paid by PDB to HERMASA.

13.3.     Suspensive Condition: The effectiveness of the obligations contained in this CONTRACT shall be subordinated, pursuant to article 125, of Law 10,406, of January 10, 2002, as amended (“Civil Code”), to the sending of the MOBILIZATION ORDER (“Suspensive Condition”).

13.3.1.     The PARTIES acknowledge and agree that this CONTRACT: (i) contains all the essential premises and elements to the consummation of the transactions provided for herein and, therefore, is subject to specific performance by any of the PARTIES under the terms provided for herein based on Articles 463 and 464 of the Civil Code; and (ii) is not subject to repentance by any of the PARTIES.

13.3.2.     If the MOBILIZATION ORDER is not sent within the TERM LIMIT, the SUSPENSIVE CONDITION will not be verified and this CONTRACT will have no effect before either PARTY.

CLAUSE 14. INTEGRITY AND ANTI-CORRUPTION LAWS

14.1.     The PARTIES declare to be aware that the ANTI-CORRUPTION LAWS make it illegal: (a) to offer, pay, promise or authorize the payment of any amount, gift or anything of value, including, but not limited to gifts, entertainment, advantages or any benefit, directly or indirectly, to a government agent, or third parties related to him/her; (b) to finance, fund, sponsor or in any way subsidize the practice of the aforementioned acts; (c) to use an interposed individual or legal entity to hide or dissimulate its real interests or the identity of the beneficiaries of the aforementioned acts; and (d) hinder investigation or inspection activities by public agencies, entities or agents, or intervene in their activities, including in the scope of the regulatory agencies and the inspection bodies of the national financial system.

14.2.     For purposes of accomplishing the subject matter of this CONTRACT, the PARTIES ensure that they will in no way violate or contribute to a violation of the ANTI-CORRUPTION LAWS.

14.3.     The PARTIES, in particular, undertake not to promise, offer or give, directly or indirectly, any undue advantage or anything of value to a government agent, or to third parties related to him/her, regarding to the performance of the subject matter of this CONTRACT or any other relationship involving the PARTIES, for any purpose or effect.

14.4.     Without prejudice to the other clauses, conditions, obligations and penalties set forth in this CONTRACT, in the event of an effective violation of the ANTI-CORRUPTION LAWS, the breaching PARTY shall be responsible for reimbursing all eventual losses and damages, direct and indirect (including, but not limited to, image damages) caused to the non-breaching PARTY and/or third parties.

14.5.     If they become aware or suspect of: (a) any payment, offer, request or agreement to grant an undue advantage to a government agent, or its related third party, in order to obtain any benefit for one of the PARTIES, whether related to this CONTRACT or not; or (b) any event that may render inaccurate or incorrect the statements made by one of the PARTIES contained in this CONTRACT or made at any time during the term of this CONTRACT regarding to the ANTI-CORRUPTION LAWS, the PARTIES agree to inform each other immediately of the fact or suspicion to the best of their knowledge of the fact or suspicion.

14.6.     Any breach of the ANTI-CORRUPTION LAWS, in any of its aspects, shall result in the immediate and motivated rescission of this instrument by the non-breaching PARTY, without prejudice to the penalties set forth in this CONTRACT and the compensation for losses and damages, direct and indirect, including emergent damages, as well as loss of profits and image damages that may be caused to said non-breaching PARTY and/or any third party.

14.7.     The PARTIES are obliged to fully comply with the provisions contained in the Code of Ethics and Conduct of HERMASA and PDB in force on the date of signing this AGREEMENT, which the PARTIES declare to have accessed and understood in all its terms, obligations and provisions, and to respect the general principles contained in the Codes of Ethics and Conduct of HERMASA and PDB updated from time to time.

CLAUSE 15. APPLICABLE LAW

15.1.     This CONTRACT shall be governed by and construed in accordance with the LAWS of the Brazil’s Federal Republic.

CLAUSE 16. FORUM

16.1.     The PARTIES by common and reciprocal agreement elect the Central Court of the Judicial District of São Paulo/SP as the sole competent court to hear and resolve any doubts or disputes arising from the interpretation and execution of any of the clauses, conditions, rights and obligations set forth in this CONTRACT and in any documents related hereto, expressly waiving any other.

CLAUSE 17. FINAL PROVISIONS

17.1.     Liability: The liability of each of the PARTIES under this CONTRACT is limited to the penalties provided for herein and to the compensation for direct damages, it being expressly stipulated that none of the PARTIES shall be liable, in any event, for loss of profits or indirect damages, such as loss of income, loss of billing and loss of contract, loss of production, except in the case of willful misconduct, gross negligence or fraud.

17.2.     Notices and Communications: All notices, communications, requests and other notices given from PARTY to PARTY under this CONTRACT shall be in writing and sent by e-mail or by registered or certified mail to the following addresses:

If for PDB:

[***]

If for HERMASA:

[***]

17.3.     All notification, requests, and other notices shall be deemed given upon actual receipt or delivery, evidenced by written acknowledgment of receipt, confirmation, or other proof of actual receipt or delivery to the addresses listed above and in care of the representatives referred to therein. Any PARTY may, from time to time, by written notice delivered in the foregoing manner, designate another address or a different or additional person to whom all such notices or notifications shall be sent in the future.

17.4.     Specific execution: The commitments and obligations assumed by each of the PARTIES in this CONTRACT allow for specific execution. To this purpose, the PARTIES recognize that this CONTRACT, duly signed by two witnesses, constitutes an extrajudicial execution instrument for all purposes and effects, in accordance with article 784, III, of the Brazilian Code of Civil Procedure.

17.5.     Entire Agreement, Irrevocability and Irretractability: This CONTRACT constitutes the entire agreement between the PARTIES with respect to its subject matter, superseding any and all prior agreements and understandings between the PARTIES, oral or written. This CONTRACT and the obligations set forth herein are contracted on an irrevocable and irreversible basis, not allowing for any type of repentance, rescission or cancellation, except in the cases of rescission expressly established herein.

17.6.     Excessive Burden; Freedom of Consent: The PARTIES declare that the obligations assumed by this instrument (a) are fully equitable, as well as that they have and shall have, during the entire term of this CONTRACT, full capacity to fulfill these obligations, thus refraining from invoking, at any time, excessive burden in the performance of the same; and (b) were assumed by the PARTIES by full and unequivocal agreement, in existing in this contract any kind of defect of consent, duress, exercising the PARTIES’ freedom to contract, including having been assisted this PARTIES by their lawyers, consultants, accountants and technicians in this present agreement.

17.7.     Costs and Expenses: Each of the PARTIES shall be solely responsible for any and all costs and expenses it has incurred and may incur as a result of the contractual relationship established herein, including (but not limited to) taxes, expenses, costs with advisors, consultants and any others. not limited to) taxes, expenses, costs with advisors, consultants and any others, and there shall be no charge, request for reimbursement or sharing thereof, for any reason, unless expressly provided for in this CONTRACT.

17.8.     LIBERALITY: If either PARTY tolerates any breach of any provision of this CONTRACT (and/or of any other documents related hereto), or omits to require compliance with any term or condition hereof, it shall not mean that it has released the other PARTY from its obligations assumed, nor shall the breach be deemed to have been cancelled. This shall not constitute a novation of the terms of this CONTRACT, nor shall it affect your rights, which may be exercised at any time.

17.9.     Amendments: Any amendment to this CONTRACT shall be valid only by means of a written instrument, duly executed by the PARTIES, which shall become an integral part of this CONTRACT for all purposes and effects.

17.10.     Invalidity: Any unenforceability or invalidity of any clause, item, obligation, term, condition or provision established under this CONTRACT may only be declared in court, by final condemnatory and/or declaratory judgment which has become final and unappealable, and even then it shall not affect the enforceability or the expiration date of the other clauses, items and provisions, except if the combination of its provisions results in that the will of the PARTIES would not have been to contract without the unenforceable or invalid provisions.

17.11.     Decoupling: It is not established under this CONTRACT, a bond of any nature, including, but not limited to, labor, environmental, regulatory and fiscal liability of HERMASA to PDB, nor PDB’s liability to HERMASA (nor any commitments in this regard), other than the provision of services bond established herein. Each PARTY shall exclusively bear the responsibilities attributable to them by LAW, including labor responsibilities of their respective employees and their respective environmental, integrity, regulatory and tax responsibilities. No partnership, association, agency, consortium, mandate or joint liability is created by this CONTRACT between the PARTIES.

17.12.     Responsibility for Drafting the Clauses: The PARTIES have jointly participated in the negotiation and drafting of this CONTRACT, and the drafting and construction of the Clauses provided for herein shall always be considered as a writing jointly agreed upon by these PARTIES, in good faith, to express their mutual intent and purposes. In the event that an ambiguity or conflict in interpretation should arise, this CONTRACT shall be interpreted as such, i.e., as if drafted jointly by the PARTIES, and there shall be no presumption or burden of proof favoring or disfavoring any PARTY by virtue of the authorship of any provision contained herein.

17.13.     Term: This CONTRACT and the obligations set forth herein shall be effective as of the present date, and shall remain in full force and effect for a period of 15 (fifteen) years after the date of the first shipment of the PRODUCT for the provision of the SERVICES herein agreed upon. The PARTIES further establish that, due to its irrevocable and irreversible character, this CONTRACT may not be rescinded before its final term, except as authorized by this CONTRACT.

17.14.     Renewal Option: The PARTIES may jointly agree in writing, within 1 (one) year prior to the final term of this instrument, on the renewal of this CONTRACT for an additional period of 15 (fifteen) years from the end term date of this CONTRACT, established above.

17.15.     Data Treatment and Protection: The PARTIES warrant that they perform and have performed, since the commencement of Law 13.709/2018 (“LGPD”), the treatment of personal data in accordance with the LGPD and declare that: (a) they store personal data in a secure and appropriate manner, in accordance with the applicable LAW: (b) follow a privacy policy and security procedures compatible with the type of personal data processed; (c) have appointed a controller, as determined by the applicable LAW; (d) make the registration of the personal data processing operations; (e) have the consent of the owners of the personal data to carry out the processing or base each processing on any legal case provided by LAW; (f) only use personal data in a manner compatible with the purposes for which they are received; (g) allow the owners of the personal data to personally exercise their rights, as foreseen in LAW; (h) ensure that technical and organizational security measures are used to protect personal data against unlawful and unauthorized processing and against accidental leakage, destruction or damage; and (i) ensure that any employees or external service providers acting in conjunction with them in the performance of their services and who may have access to personal data comply with applicable laws on the protection of personal data.

17.16.     Languages: This CONTRACT is written in two columns, one in the Portuguese language and one in the English language. In case of any conflict, incongruence, or divergence between these versions, the Portuguese language version will always prevail.

17.17.     Socio-environmental Aspects of the Project: The PARTIES declare and warrant that, during the entire term of this CONTRACT, they shall observe and comply with all LAWS of a social and environmental nature, being obligated to adopt effective environmental and social programs aligned with the applicable legal provisions pertinent to the activities of this CONTRACT. If, during the entire term of this CONTRACT, any of the PARTIES have indigenous labor, it will only be admitted through labor, employment, and income programs provided for and accepted by LAW, and in strict compliance with the norms, LAWS, and conventions of any nature applicable to labor and human and social development. Likewise, PDB declares and guarantees that the construction and operation of the PROJECT will be carried out with strict respect for the environment, and that its facilities have been conceived so as to cause the least possible environmental and social impact, which will be compensated in accordance with the provisions of LAW. No aspect of the PROJECT should be conceived or operated with damage or harm (even if potential) to the environment and the populations living there, except for the impacts foreseen and approved in the environmental licenses, to be compensated according to their terms. It will be an unconditional obligation of PDB to attend to the realization of an Indigenous Component Study - ECI regarding the region where the PROJECT will be built and the indigenous people who live there. The development and operation of the PROJECT by PDB shall further comply, in all aspects, with any LAW related to (i) occupational health and safety; (ii) combating prostitution and child labor; and (iii) slave labor. HERMASA represents and warrants that all of its activities during the term of this CONTRACT will also comply, in all aspects, with any LAW related to (i) occupational health and safety; (ii) combating prostitution and child labor; and (iii) slave labor.

17.18.     Electronic Signatures: The PARTIES agree that this CONTRACT may be signed electronically, by the PARTIES and their respective witnesses, through any certified platform (such as the DocuSign platform) or using their personal electronic certificate, and that electronic signatures shall have the same expiration date as physical signatures. The PARTIES further acknowledge that the digital signature of this CONTRACT shall not prevent or in any way hinder its enforceability pursuant to Article 784, III of the Code of Civil Procedure, and they waive any right to claim otherwise. The PARTIES declare and acknowledge that the signatories are the legitimate representatives of the PARTIES and are entitled to enter into this CONTRACT.

And in witness whereof, the PARTIES sign this CONTRACT together with two witnesses for all legal purposes and effects.

Cuiabá, September 29, 2022

By:	/s/ Adriano Viana Espeschit	Date: September 29, 2022
POTÁSSIO DO BRASIL LTDA.

By:	/s/ Sergio Luiz Pizzatto	Date: September 30, 2022
HERMASA NAVEGAÇÃO DA AMAZÔNIA LTDA.

Witnesses:

1.	/s/ Davidson Pereira Aquino	Date: September 29, 2022

2.	/s/ Amanda Salgado de Barros	Date: September 30, 2022